CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 18, 2006, relating to the financial statements and financial highlights which appear in the August 31, 2006 Annual Reports to Shareholders of John Hancock Massachusetts Tax-Free Income Fund, John Hancock New York Tax-Free Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Boston, Massachusetts
December 27, 2006